PROSPECTUS SUPPLEMENT NO. 18 (To Prospectus dated September 13, 2011)	Filed pursuant to Rule 424(b)(3) Registration No. 333-176618

Bontan Corporation Inc.

61,102,500 Shares of Common Stock
_____________________________

This prospectus supplement updates and supplements the prospectus dated September 13, 2011, relating to the resale of up to 61,102,500 shares of our common stock by certain selling stockholders.

This prospectus supplement contains information regarding the change in the focus of the Company’s business, on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on December 13, 2012.

You should read this prospectus supplement in conjunction with the prospectus dated September 13, 2011, including any supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto.

Our common stock is quoted on the Over-the-Counter (OTC) Bulletin Board under the symbol “BNTNF.” The high and low bid prices for our common stock on the OTC Bulletin Board on December 13, 2012 were US$0.11 and US$0.09 per share respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Investing in our common shares involves a high degree of risk.  See “Risk Factors” beginning on page 11 of the prospectus.

Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

____________________________

Prospectus Supplement dated December 14, 2012

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2012
Commission File Number 0-30314

BONTAN CORPORATION INC
(Translation of registrant’s name into English)

47 Avenue Rd., Suite 200, Toronto, Ontario, Canada M5R 2G3
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.
Form 20-F ___X___ Form 40-F _______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ______

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ______

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.
Yes _______ No___X____

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b):
82- ______________.

NEWS RELEASE

BONTAN CHANGES ITS FOCUS ON FUTURE BUSINESS

Toronto, Ontario, December 12, 2012 - Bontan Corporation Inc. (“the Company”, “Bontan”) (OTCBB: BNTNF) is pleased to announce a change in the focus of the Company’s business.

The Company is working with a group that is well recognized in the life science sector. Specifically, the new focus will be in the biotechnology industry (SIC code: 2834).

Bontan’s management is working in conjunction with this team of life science executives and is currently analysing information on a target company in the biotech sector as a potential takeover candidate.

Mr. Kam Shah, CEO commented, “With the unlocking of the human genome and other recent scientific breakthroughs, we believe there are compelling opportunities in health care and therapeutics to create substantial and sustainable shareholder value.”

About Bontan Corporation Inc:

Bontan Corporation Inc. recently concluded a settlement on its indirect oil and gas interest in Israel and now seeks business opportunities in biotech sector.

For further information, contact Kam Shah, Chief Executive Officer of Bontan at (416) 929-1806 and for investor relations contact John Robinson at (416) 860-0211.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. federal and Canadian securities laws. Any such statements reflect Bontan's current views and assumptions about future events and financial performance. Bontan cannot assure that future events or performance will occur. Important risks and factors that could cause actual results or events to differ materially from those indicated in our forward-looking statements.

Bontan assumes no obligation and expressly disclaims any duty to update the information in this News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 12, 2012

BONTAN CORPORATION INC.
By: /s/ Kam Shah
Kam Shah
Chief Executive Officer